EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement"), dated as of July 14, 2008, is made by and between Rexahn Pharmaceuticals, Inc. (the "Company") and Rakesh (Rick) Soni (the "Employee").

W I T N E S S E T H :

WHEREAS, the Company desires to employ the Employee pursuant to the terms and conditions contained in this Agreement; and

WHEREAS, the Employee desires to accept such employment pursuant to the terms and conditions contained in this Agreement;

NOW, THEREFORE, in consideration of the premises, and of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

1.           Term.  The Employee's employment under this Agreement shall commence on the date first written above, and unless sooner terminated pursuant to Section 7 below, shall continue through the first anniversary of such date (hereinafter, such period of employment is referred to as the "Term").  Should the Employee's employment continue beyond the Term, such employment shall become "at-will," unless the Company's Board of Directors (the "Board") and the Employee agree to an extension of the Term in a writing expressly referencing this Agreement.

2.           Title.  During the Term, the Employee will serve as the Chief Business Officer of the Company.

3.           Duties.  During the Term, the Employee will be responsible for such duties and responsibilities as are consistent with his position or past practices of the Company, or as may be assigned to him from time to time by the Board.  The Employee agrees to devote his full time, attention, skill, and energy to the duties set forth herein and to the business of the Company, and to use his best efforts to promote the success of the Company's business.

4.           Reporting.  During the Term, the Employee will report to the Chief Executive Officer of the Company (the "CEO").

5.           Location.  During the Term, the Employee shall be based in the Company's Rockville, Maryland offices.  However, the Employee acknowledges that in order to effectively perform his duties, he will occasionally be required to travel for business purposes.

6.           Compensation.

(a)           Base Salary.  During the Term, the Employee will receive an annual base salary of $200,000 (the "Base Salary"), payable in accordance with the Company's normal payroll practices as in effect from time to time.  Such Base Salary shall be subject to periodic review, and may be increased at the Board's sole discretion.

(b)          Bonus and Stock Options.  During the Term, the Employee shall be eligible to receive an annual cash bonus for each fiscal year, as determined by the CEO in his sole discretion.  Such annual bonus, as determined by the CEO in its sole discretion, will not exceed 50% of the Base Salary.

Any such bonus must be paid to the Employee within sixty (60) days after the date the CEO determines to award such bonus.  In order to receive any cash bonus payable pursuant to this Section 6(b), the Employee must be actively employed by the Company on the date on which such bonus is scheduled to be paid to the Employee.

During the Term, the Employee shall be eligible for awards of options to purchase shares of the Company's stock (the "Stock Options"), such Stock Options to be awarded in the sole discretion of the Board and in accordance with the terms of the Company's Stock Option Plan (the "Plan"), as the Plan may be amended, suspended, or terminated from time to time.

In addition to the annual cash bonus and stock option awards set forth above, additional bonus in the form of cash and/or stock in the Board's sole discretion may be paid to the Employee.

(c)          Vacation.  During the Term, the Employee shall be entitled to vacation benefits in accordance with the Company's vacation policy for management and officers.

(d)          Benefits.  During the Term, and provided that the Employee satisfies, and continues to satisfy, any plan eligibility requirements, the Employee shall be entitled to participate in, and receive benefits under, any retirement savings plan or welfare benefit plan made available by the Company to similarly-situated employees, as such plans may be in effect from time to time.

(e)          Reimbursement of Business Expenses.  The Company will reimburse the Employee for all reasonable and properly-documented business-related expenses incurred or paid by him in connection with the performance of his duties hereunder.

(f)           Withholdings.  All payments made under this Section 6, or under any other provision of this Agreement, shall be subject to any and all federal, state, and local taxes and other withholdings to the extent required by applicable law.

7.           Termination of Employment.

(a)          Due to Death.  The Employee's employment with the Company will automatically terminate immediately upon his death.

(b)          Due to Disability.  If the Employee incurs a "Disability" (as defined below) during the Term, then the Board, in its sole discretion, shall be entitled to terminate the Employee's employment immediately upon written notice to the Employee of such decision.  For purposes of this Agreement, "Disability" shall mean a physical or mental impairment that prevents the Employee from performing the essential duties of his position, with or without reasonable accommodation, for (i) a period of ninety (90) consecutive calendar days, or (ii) an aggregate of ninety (90) work days in any six (6) month period.  The determination of whether the Employee incurred a Disability shall be made by the Board, in its sole discretion, after consultation with the Employee's physician.

(c)          By the Board.  During the Term, the Board shall be entitled to terminate the Employee's employment with or without "Cause" (as defined below) by providing written notice to the Employee of such decision, provided that if the Board terminates the Employee's employment without Cause (and not as a result of a Disability), then the Board must provide at least thirty (30) days' advance written notice of such decision to the Employee.  No advance notice period is required for a termination by the Board with Cause.  The Board reserves the right to withdraw any and all duties and responsibilities from the Employee, and to exclude the Employee from the Company's premises, during such 30-day notice period.  For purposes of this Agreement, "Cause" shall mean (i) the commission by the Employee of an act of malfeasance, dishonesty, fraud, or breach of trust against the Company or any of its employees, clients, or suppliers, (ii) the breach by the Employee of any of his obligations under this Agreement, or any other agreement between the Employee and the Company, (iii) the Employee's failure to comply with the Company's written policies; (iv) the Employee's failure, neglect, or refusal to perform his duties under this Agreement, or to follow the lawful written directions of the Board, (v) the Employee's indictment, conviction of, or plea of guilty or no contest to, any felony or any crime involving moral turpitude, (vi) any act or omission by the Employee involving dishonesty or fraud or that is, or is reasonably likely to be, injurious to the financial condition or business reputation of the Company, or that otherwise is injurious to the Company's employees, clients, or suppliers, or (vii) the inability of the Employee, as a result of repeated alcohol or drug use, to perform the duties and/or responsibilities of his position.

(d)          By the Employee.  During the Term, the Employee shall be entitled to terminate his employment with the Company by providing the Board with at least thirty (30) days' advance written notice of such decision.  The Company reserves the right to withdraw any and all duties and responsibilities from the Employee, and to exclude the Employee from the Company's premises, during such 30-day notice period.

8.           Compensation Upon Termination of Employment.

(a)          Termination By Reason of Death or Disability.  If the Employee's employment is terminated by reason of his death or Disability under Section 7(a) or 7(b) above, then the Company shall pay to the Employee (or his estate, as appropriate), within thirty (30) days of his termination date, (i) his then current Base Salary through the termination date, and (ii) any accrued but unused vacation days as of the termination date.  Thereafter, the Company shall have no further obligations to the Employee.

(b)          Termination by the Board with Cause.  If the Employee's employment is terminated by the Board with Cause under Section 7(c) above, then the Company shall pay to the Employee, within thirty (30) days of his termination date, (i) his then current Base Salary through the termination date, and (ii) any accrued but unused vacation days as of the termination date.  Thereafter, the Company shall have no further obligations to the Employee.

(c)          Termination by the Board without Cause.  Subject to Section 8(d) below, if the Employee's employment is terminated by the Board without Cause (and not as a result of a Disability) under Section 7(c) above, then the Company shall provide the Employee with (i) a payment of his then current Base Salary through the termination date within thirty (30) days of such termination date, (ii) a payment for any accrued but unused vacation days as of the termination date, within thirty (30) days of such termination date, (iii) a payment of a pro-rata portion of the Employee's bonus for the fiscal year in which the termination occurs, within thirty (30) days of such termination date, using the assumption that the Employee would have received a bonus for that fiscal year equal to 50% of his then current Base Salary (e.g., if one-third of the fiscal year elapsed prior to the termination date, then the Employee would receive one-third of his bonus, if any), (iv) a payment equal to his then current Base Salary for a period of six months, payable within sixty (60) days of such termination date, and (v) continued coverage under the Company's health insurance plan for a period of eighteen months, provided that the Employee makes a timely election to continue such coverage under the federal law known as "COBRA" (such continued coverage to run concurrently with the Company's obligations under COBRA and any other similar state law).  The Company's obligations under clauses (iv) and (v) of this subsection shall be subject to reimbursement by the Employee and be reduced by any compensation or benefits actually earned or received by the Employee as an employee of or consultant to any other entity during the six-month period following the date of termination, as applicable, and the Employee shall be required, in good faith, to seek other employment in a comparable position and to otherwise mitigate the payments and benefits set forth under such clauses.  The payments and benefits set forth under clauses (iii), (iv), and (v) of this subsection are conditioned upon the Employee's execution of a customary general release, in a form satisfactory to the Company.  Other than as set forth in this subsection, the Company shall have no further obligations to the Employee.

(d)          Termination by the Board Following a Change of Control.  If the Employee's employment is terminated by the Board without Cause (and not as a result of death or a Disability) under Section 7(c) above, and such termination date falls within the one-year period immediately following a "Change of Control" (as defined in the Company's Plan as in effect on the date hereof), then the Company shall provide the Employee with (i) a payment of his then current Base Salary through the termination date within thirty (30) days of such termination date, (ii) a payment for any accrued but unused vacation days as of the termination date, within thirty (30) days of such termination date, (iii) a payment of a pro-rata portion of the Employee's bonus for the fiscal year in which the termination occurs, within thirty (30) days of such termination date, using the assumption that the Employee would have received a bonus for that fiscal year equal to 50% of his then current Base Salary (e.g., if one-third of the fiscal year elapsed prior to the termination date, then the Employee would receive one-third of his bonus, if any), (iv) a payment of his then current Base Salary for a period of one year, payable within sixty (60) days of such termination date, and (v) continued coverage under the Company's health insurance plan for a period of eighteen months, provided that the Employee makes a timely election to continue such coverage under the federal law known as "COBRA" (such continued coverage to run concurrently with the Company's obligations under COBRA and any other similar state law).  The Company's obligations under clauses (iv) and (v) of this subsection shall be subject to reimbursement by the Employee and be reduced by any compensation or benefits actually earned or received by the Employee as an employee of or consultant to any other entity during the one-year period following the date of termination, and the Employee shall be required, in good faith, to seek other employment in a comparable position and to otherwise mitigate the payments set forth under such clauses.  The payments set forth under clauses (iii), (iv) and (v) of this subsection are conditioned upon the Employee's execution of a customary general release, in a form satisfactory to the Company.  The payments and benefits set forth in this Section 8(d) are mutually exclusive of the payments and benefits set forth in Section 8(c) above.  Other than as set forth in this subsection, the Company shall have no further obligations to the Employee.

(e)          Termination by the Employee.  If the Employee terminates his employment under Section 7(d) above, then the Company shall pay to the Employee, within thirty (30) days of his termination date, (i) his then current Base Salary through the termination date, and (ii) any accrued but unused vacation days as of the termination date.  Thereafter, the Company shall have no further obligations to the Employee.

9.           Confidential Information.

(a)          Non-Use and Non-Disclosure of Confidential Information.  The Employee acknowledges that, during the course of his employment with the Company, he will have access to information about the Company and/or its subsidiaries and their clients and suppliers, that is confidential and/or proprietary in nature, and that belongs to the Company and/or its subsidiaries.  As such, at all times, both during the Term and thereafter, the Employee will hold in the strictest confidence, and not use or attempt to use except for the benefit of the Company and/or its subsidiaries, and not disclose to any other person or entity (without the prior written authorization of the Board) any "Confidential Information" (as defined below).  Notwithstanding anything contained in this Section 9, the Employee will be permitted to disclose any Confidential Information to the extent required by validly-issued legal process or court order, provided that the Employee notifies the Company and/or its subsidiaries immediately of any such legal process or court order in an effort to allow the Company and/or its subsidiaries to challenge such legal process or court order, if the Company and/or its subsidiaries so elects, prior to the Employee's disclosure of any Confidential Information.

(b)         No Breach.  The Employee represents and warrants that he has not and will not make unauthorized disclosure to the Company of any confidential information or trade secrets of any third party or otherwise breach any obligation of confidentiality to any third party.

(c)          Definition of Confidential Information.  For purposes of this Agreement, "Confidential Information" means any confidential or proprietary information that belongs to the Company and/or its subsidiaries, or any of their clients or suppliers, including without limitation, technical data, market data, trade secrets, trademarks, service marks, copyrights, other intellectual property, know-how, research, business plans, product information, projects, services, client lists and information, client preferences, client transactions, supplier lists and information, supplier rates, software, hardware, technology, inventions, developments, processes, formulas, designs, drawings, marketing methods and strategies, pricing strategies, sales methods, financial information, revenue figures, account information, credit information, financing arrangements, and other information disclosed to the Employee by the Company and/or its subsidiaries in confidence, directly or indirectly, and whether in writing, orally, or by electronic records, drawings, pictures, or inspection of tangible property.  "Confidential Information" does not include any of the foregoing information that has entered the public domain other than by a breach of this Agreement.

10.         Return of Company Property.  Upon the termination of the Employee's employment with the Company (whether upon the expiration of the Term or thereafter), or at any time during such employment upon request by the Board, the Employee will promptly deliver to the Board (or its representative) and not keep in his possession, recreate, or deliver to any other person or entity, any and all property that belongs to the Company and/or its subsidiaries, or that belongs to any other third party and is in the Employee's possession as a result of his employment with the Company, including without limitation, computer hardware and software, pagers, PDA's, Blackberries, cell phones, other electronic equipment, records, data, client lists and information, supplier lists and information, notes, reports, correspondence, financial information, account information, product information, files, electronically-stored information, and other documents and information, including any and all copies of the foregoing.

11.         Intellectual Property.

(a)          Prior Inventions.  Except as disclosed to the Board in writing, contemporaneous with the Employee's execution of this Agreement (which writing describes with particularity all inventions, original works of authorship, developments, improvements, and trade secrets that were made by the Employee prior to the commencement of his employment with the Company, that belong solely to the Employee or belong to the Employee jointly with others (subject to the restriction in Section 9(b)) (collectively referred to as "Prior Inventions"), that relate in any way to any of the Company's and/or its subsidiaries' actual or proposed businesses, products, services, or research and development, and that are not assigned to the Company and/or its subsidiaries herein), the Employee represents that there are no Prior Inventions.  If in the course of the Employee's employment with the Company (whether during the Term or thereafter), he incorporates into any Company's or its subsidiaries' product, process, service, or machine, a Prior Invention owned by the Employee or in which he has an interest, then the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell, and otherwise distribute such Prior Invention as part of, or in connection with, such product, process, service, or machine.

(b)          Assignment of Inventions.  The Employee will promptly make full written disclosure to the Board, will hold in trust for the sole right and benefit of the Company, and hereby assigns to the Company or its designee, all his right, title, and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements, or trade secrets, whether or not patentable or registerable under copyright or similar laws, that he may solely or jointly conceive or develop or reduce to practice, or cause to be developed or reduced to practice, during his employment with the Company (whether during the Term or thereafter) that (i) relate at the time of conception, development, or reduction to practice to the actual or demonstrably proposed business or research and development activities of the Company and/or its subsidiaries, (ii) result from or relate to any work performed for the Company and/or its subsidiaries, whether or not during normal business hours, or (iii) are developed through the use of Confidential Information (collectively referred to as "Inventions").  The Employee further acknowledges that all Inventions that are made by him (solely or jointly with others) within the scope of and during the period of his employment with the Company and/or its subsidiaries (whether during the Term or thereafter) are "works made for hire" (to the greatest extent permitted by applicable law) and are compensated by his salary, unless regulated otherwise by law.

(c)          Maintenance of Invention Records.  The Employee will keep and maintain adequate and current written records of all Inventions made by him (solely or jointly with others) during his employment with the Company and/or its subsidiaries (whether during the Term or thereafter).  The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, or any similar format.  The records will be available to and remain the sole property of the Company and its subsidiaries at all times.  The Employee will not remove such records from the Company's or its subsidiaries' business premises except as expressly permitted by Company policy that may, from time to time, be revised at the sole discretion of the Company.

(d)          Further Assistance.  The Employee will assist the Company or its designee, at the Company's expense, in every way to secure the Company's rights in any Inventions and any copyrights, patents, trademarks, trade secrets, moral rights, or other intellectual property rights relating thereto in any and all countries, including without limitation, the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, records, and all other instruments that the Company shall deem necessary in order to apply for, obtain, maintain, and transfer such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to such Inventions, and any copyrights, patents, trademarks, trade secrets, moral rights, or other intellectual property rights relating thereto.  The Employee acknowledges that his obligation to execute, or cause to be executed, when it is in his power to do so, any such instrument or papers shall continue after the termination of his employment with the Company until the expiration of the last such intellectual property right in any country.  If the Company is unable, because of the Employee's mental or physical incapacity or unavailability for any other reason, to secure his signature to apply for or to pursue any application for any patents or copyright registrations covering Inventions assigned to the Company above, then the Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney in fact, to act for and in his behalf and stead to execute and file any such applications and to do all other lawfully-permitted acts to further the application for, prosecution, issuance, maintenance, or transfer of letters patent or copyright registrations thereon with the same legal force and effect as if originally executed by the Employee.  The Employee hereby waives and irrevocably quitclaims to the Company and/or its subsidiaries any and all claims, of any nature whatsoever, that he now or hereafter has for infringement of any and all Inventions assigned to the Company and/or its subsidiaries.

12.         No Prior Restrictions.  The Employee represents and warrants that his employment with the Company will not violate, or cause him to be in breach of, any obligation or covenant made to any former employer or other third party, and that during the course of his employment with the Company (whether during the Term or thereafter), he will not take any action that would violate or breach any legal obligation that he may have to any former employer or other third party.

13.         No Interference with Employees and Customers.  The Employee agrees that, during the Employee's employment with the Company and for a period of twelve (12) months immediately thereafter, the Employee will not, directly or indirectly through another entity, for himself or any other person or entity, (i) induce or solicit, or attempt to induce or solicit, any employee or independent contractor of the Company or its subsidiaries (or any individual who was employed or engaged by the Company or its subsidiaries during the one-year period immediately before the termination of the Employee's employment) to leave the employment of, or to cease his or her contracting relationship with, the Company or its subsidiaries, (ii) interfere in any way with the employment relationship between the Company or its subsidiaries or their employees and independent contractors, (iii) hire or engage any employee or independent contractor of the Company or its subsidiaries (or any individual who was employed or engaged by the Company or its subsidiaries during the one-year period immediately before the termination of the Employee's employment), or (iv) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or its subsidiaries to cease doing business with the Company or its subsidiaries, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or its subsidiaries.

14.         Non-Disparagement.  Both during and after the Employee's employment with the Company, the Employee will not disparage, portray in a negative light, or take any action that would be harmful to, or lead to unfavorable publicity for, the Company or any of its current or former clients, suppliers, officers, directors, employees, agents, consultants, contractors, owners, parents, subsidiaries, or divisions, whether in public or private, including without limitation, in any and all interviews, oral statements, written materials, electronically-displayed materials, and materials or information displayed on Internet-related sites.

15.         Equitable Relief.  The Employee acknowledges that the remedy at law for his breach of Sections 9, 10, 11, 13, and 14 above will be inadequate, and that the damages flowing from such breach will not be readily susceptible to being measured in monetary terms.  Accordingly, upon a violation of any part of such sections, the Company shall be entitled to immediate injunctive relief (or other equitable relief) and may obtain a temporary order restraining any further violation.  No bond or other security shall be required in obtaining such equitable relief, and the Employee hereby consents to the issuance of such equitable relief.  Nothing in this Section 15 shall be deemed to limit the Company's remedies at law or in equity for any breach by the Employee of any of the parts of Sections 9, 10, 11, 13, and 14 which may be pursued or availed of by the Company.

16.         Judicial Modification.  The Employee acknowledges that it is the intent of the parties hereto that the restrictions contained or referenced in Sections 9, 10, 11, 13, and 14 above be enforced to the fullest extent permissible under the laws of each jurisdiction in which enforcement is sought.  If any of the restrictions contained or referenced in such Sections is for any reason held by an arbitrator or court to be excessively broad as to duration, activity, geographical scope, or subject, then such restriction shall be construed, judicially modified, or "blue penciled" in such jurisdiction so as to thereafter be limited or reduced to the extent required to be enforceable in such jurisdiction under applicable law.

17.         Arbitration.  Other than actions seeking injunctive relief to enforce the provisions of Sections 9, 10, 11, 13, and 14 above (which actions may be brought by the Company in a court of appropriate jurisdiction), any dispute or controversy between the parties hereto, whether during the Term or thereafter, including without limitation, matters relating to this Agreement, the Employee's employment with the Company and the cessation thereof, and all matters arising under any federal, state, or local statute, rule, or regulation, or principle of contract law or common law, including but not limited to any and all medical leave statutes, wage-payment statutes, employment discrimination statutes, and any other equivalent federal, state, or local statute, shall be settled by arbitration administered by the American Arbitration Association ("AAA") in Washington, D.C. pursuant to the AAA's National Rules for the Resolution of Employment Disputes (or their equivalent), which arbitration shall be confidential, final, and binding to the fullest extent permitted by law.  Each party hereto shall be responsible for paying one-half of the cost of the arbitration (including the cost of the arbitrator), and all of the cost of its own attorneys' fees and costs, incurred under this Section 18, unless otherwise apportioned by the arbitrator in accordance with applicable law.

18.         Notices.  All notices and other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered and received by the other party, or when sent by recognized overnight courier to the following addresses:

If to the Company:
9620 Medical Center Drive
Rockville, Maryland 20850
Attention:  Secretary

If to the Employee:

Rakesh (Rick) Soni
3 Black Stallion Court
Germantown, Maryland 20874;

or to such other address as either party hereto will have furnished to the other in writing in accordance with this Section 18, except that such notice of change of address shall be effective only upon receipt.

19.         Severability.  In the event that any of the provisions of this Agreement, or the application of any such provisions to the Employee or the Company with respect to obligations hereunder, is held to be unlawful or unenforceable by any court or arbitrator, the remaining portions of this Agreement shall remain in full force and effect and shall not be invalidated or impaired in any manner.

20.         Waiver.  No waiver by any party hereto of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of any other term or covenant contained in this Agreement.

21.         Entire Agreement.  This Agreement contains the entire agreement between the Employee and the Company with respect to the subject matter of this Agreement, and supersedes any and all prior agreements and understandings, oral or written, between the Employee and the Company with respect to the subject matter of this Agreement.

22.         Amendments.  This Agreement may be amended only by an agreement in writing signed by the Employee and an authorized representative of the Company (other than the Employee).

23.         Section 409A Provisions

(a)           Six-Month Wait for Key Employees Following Separation from Service.  To the extent that any amount payable under this Agreement constitutes an amount payable under a "nonqualified deferred compensation plan," as defined in Internal Revenue Code Section 409A ("Section 409A"), following a "separation from service," as defined in Section 409A, then, notwithstanding any other provision in this Agreement to the contrary, such payment will not be made until the date that is six months following the Employee's "separation from service," but only if the Employee is then deemed to be a "specified employee" under Section 409A.

(b)          Necessary Amendments Due to Section 409A.  The parties hereto acknowledge that the requirements of Section 409A are still being developed and interpreted by government agencies, that certain issues under Section 409A remain unclear at this time, and that the parties hereto have made a good faith effort to comply with current guidance under Section 409A.  Notwithstanding anything in this Agreement to the contrary, in the event that amendments to this Agreement are necessary in order to comply with future guidance or interpretations under Section 409A, including amendments necessary to ensure that compensation will not be subject to Section 409A, the Employee agrees that the Company shall be permitted to make such amendments, on a prospective and/or retroactive basis, in its sole discretion.

24.         Successors and Assigns.  Because the Employee's obligations under this Agreement are personal in nature, the Employee's obligations may only be performed by the Employee and may not be assigned by him.  This Agreement is also binding upon the Employee's successors, heirs, executors, administrators, and other legal representatives, and shall inure to the benefit of the Company and its subsidiaries, successors, and assigns.

25.         Consultation with Counsel.  The Employee acknowledges that he has had a full and complete opportunity to consult with counsel of his own choosing concerning the terms, enforceability, and implications of this Agreement.

26.         No Other Representations.  The Employee acknowledges that the Company has made no representations or warranties to the Employee concerning the terms, enforceability, or implications of this Agreement other than as reflected in this Agreement.

27.         Headings.  The titles and headings of sections and subsections contained in this Agreement are included solely for convenience of reference and will not control the meaning or interpretation of any of the provisions of this Agreement.

28.         Counterparts.  This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts shall together constitute but one agreement.

29.         Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to its conflict of laws principles.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

REXAHN PHARMACEUTICALS, INC.	RAKESH (RICK) SONI

By: /s/ Chang H. Ahn	/s/ Rakesh Soni
Name: Chang H. Ahn	Signature
Title: Chairman & CEO